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                                                                    Exhibit 99.3


FOR FURTHER INFORMATION:

AT CINCINNATI MICROWAVE:                AT BEL-TRONICS LIMITED:
Elaine Bacon                            Gerry Florent, Executive Vice President
513-489-5400                            770-787-6500
shinfo@cnmw.com


FOR IMMEDIATE RELEASE


       CINCINNATI MICROWAVE AND BEL-TRONICS LIMITED, USA AGREE TO COMBINE OPERATIONS; COMBINATION STRENGTHENS MARKET POSITION AND CREATES OPPORTUNITIES
                   FOR ECONOMIES OF SCALE AND COST REDUCTIONS


CINCINNATI, OH AND COVINGTON, GA, DECEMBER 4, 1996 -- CINCINNATI MICROWAVE, INC. (NASDAQ:CNMW) and privately held BEL-Tronics Limited USA today announced the signing of a definitive agreement pursuant to which the two organizations will combine their operations in a tax free reorganization. In the transaction, Cincinnati Microwave will sell substantially all of its assets and liabilities for capital stock of BEL-Tronics, which stock will be registered with the Securities and Exchange Commission. The capital stock split between BEL-Tronics and CMI shareholders would be 60%-40% respectively, and such holdings would be diluted pro rata subject to third party financing needed to recapitalize the combined entity.

"The combination of these two companies creates a number of advantages for the combined organization," said Rudy Sagl, chief executive officer and chairman of BEL-Tronics. "First, it would be the largest seller and manufacturer of radar/laser detectors in the United States with the opportunities inherent to the market leader. In addition, the companies have complementary distribution systems, with Cincinnati Microwave emphasizing direct response retail sales and BEL-Tronics distributing through major retailers." The Escort(R), Passport(R), and BEL(R) brand names will be retained.

According to Erika Williams, president, chief executive officer, and chairman (acting) of Cincinnati Microwave, "On the telecommunications front, the combination will create a stronger company with a variety of telephone and related products including very advanced digital spread spectrum cordless telephones and caller ID technology. The significantly larger combined company would also be able to take advantage of potential economies of scale. It also creates a much stronger research, development and engineering group, increasing the potential to rapidly introduce innovative products to the marketplace."



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Cincinnati Microwave
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The consummation of the transaction is subject to numerous conditions precedent including, without limitation, the satisfactory completion of due diligence by both parties, the approval of Cincinnati Microwave shareholders, BEL-Tronics obtaining additional equity or debt financing on terms satisfactory to the parties, Cincinnati Microwave obtaining additional short-term working capital to continue operations through the consummation of the transaction, the receipt by Cincinnati Microwave of a fairness opinion from its investment banker, the effectiveness of a registration statement registering the common shares of BEL-Tronics to be delivered at closing and the final settlement of the pending shareholders' litigation against Cincinnati Microwave. The parties anticipate that the transaction could be completed by April 1997.

BEL-Tronics Limited USA, based in Covington, Georgia, designs and manufactures consumer electronic products. As a major marketer of "BEL" brand radar warning devices, its enjoys a position as technology leader and has a large share of the industry's higher retail price point market. The company also designs, manufactures and markets telecommunication products. Presently included in its product line, and sold under the "BEL" brand name, are standalone caller ID units, high-end feature telephones with caller ID capabilities and up to 265 distinct memory locations, and a 900 MHz telephone. All of the company's products are distributed through most well-known retailers in all market segments.

BEL-Tronics Limited USA presently is in the final stage of designing a digital spread spectrum cordless telephone and a cordless telephone using frequency hopping and proprietary antenna technologies. These products are expected to be available in the third quarter of 1997. The company also designs and assembles monolithic microwave integrated circuits as an OEM supplier and provides design capability final assembly and testing.

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network. The company's products combine its experience in ultrahigh frequency and microwave wireless technology, including digital signal processing, with its high volume manufacturing capabilities.

The company markets its products both under the ESCORT(R) brand name through direct advertising and as an Original Equipment Manufacturer (OEM) supplier. The company's strategy for entering new markets is to align with companies that have established sales leadership and market positions. This strategy is designed to provide broader access to the end user. The company produces digital spread spectrum telephones for some leading marketers of consumer telephones. The company's common stock is traded on the Nasdaq National Market System under the symbol CNMW.

The information set forth above may include "forward-looking" information, as defined in the recently enacted Private Securities Litigation Reform Act of 1995. The Cautionary Statements filed by the Company as part of their Form 10K for the year ended December 31, 1995 on April 1, 1996, are incorporated herein by reference, and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and "forward-looking" statements contained herein.


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     ADDITIONAL INFORMATION ON THE COMPANY, ITS PRODUCTS AND MARKETS CAN BE
                OBTAINED FROM THE COMPANY'S WORLD WIDE WEB SITE:
          HTTP://WWW.CNMW.COM/WELCOME.HTM INFORMATION ABOUT CINCINNATI
         MICROWAVE ALSO IS AVAILABLE, FREE OF CHARGE VIA FAX, BY DIALING
                  1-800-PRO-INFO AND USING TICKER SYMBOL CNMW.